FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Reports Full Year and Fourth Quarter 2013 Results

Completes $1.5 billion Equity Offering

Invests $970.0 Million into High Quality Healthcare Assets During 2013

New York, New York, February 26, 2014 - American Realty Capital Healthcare Trust, Inc. (“ARCHT” or the “Company”) announced today that adjusted funds from operations (“AFFO”) for the year ended December 31, 2013 increased 255.9% to $57.3 million from the comparable 2012 period. AFFO for the quarter was $21.7 million, a 210.0% increase over the comparable 2012 quarter. ARCHT's continued growth in AFFO was due primarily to its $970 million of investments in 2013, receipt of the full-year benefit of its 2012 acquisitions and strong continued performance in the core portfolio.
"We reached a significant milestone in the life cycle of the Company by completing our targeted equity raise and closing out our offering in April of this year. We would like to thank our shareholders, our broker-dealer partners' and the registered representatives for the faith and confidence they have shown in us. We were extremely active with the capital we raised during the year, acquiring $970.0 million of high quality assets, bringing our total portfolio to $1.6 billion, at cost. Additionally, we currently have $344.9 million in assets under contract and submitted letters of intent" said Thomas P. D'Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, the Company’s advisor. Mr. D'Arcy added, "With our capital fully committed, we are now focused on creating a successful liquidity event for our shareholders. Additionally, we are excited to begin working with the advisor's new CFO and COO, Ed Lange, who brings over 20 years of experience in the healthcare industry."
Fourth Quarter 2013

•
For the quarter ended December 31, 2013, the Company generated total revenues of $48.6 million (calculated in accordance with generally accepted accounting principles (“GAAP”)) compared to $14.0 million for the quarter ended December 31, 2012, representing an increase of 247.1%.

•
During the quarter ended December 31, 2013, the Company acquired four medical office buildings, five seniors housing communities, one hospital and one post-acute care facility for an aggregate purchase price of $233.2 million.

•
As of December 31, 2013, the Company owned a total of 114 properties containing 5.8 million rentable square feet purchased for an aggregate purchase price of $1.6 billion. As of December 31, 2013, the properties were 97.1% leased on a weighted average basis and have an average remaining lease term of 9.9 years, excluding the seniors housing communities.

•	As of December 31, 2013, the Company's secured debt leverage ratio (total secured debt divided by base purchase price of acquired assets) was approximately 15.8%.

•	On December 6, 2013, our board announced that it intends to file an application to list our common stock on a national securities exchange under the symbol "HCT."

2013 Recap

•	ARCHT invested $970.0 million in 2013 in 64 property acquisitions.

•	ARCHT raised $1.8 billion of equity during its offering, which closed in April 2013.

•
The term loan portion of the credit facility was increased to $500 million, with an accordion feature to increase borrowings to $750 million. The term portion matures in July 2018 and will be drawn down in tranches. There were no borrowings at year end.

•
The revolving portion of the credit facility was increased to $255 million, with an accordion feature to increase borrowings to $450 million. The revolving portion matures in July 2016. There were no borrowings at year end.

Subsequent Events Highlights

•
Subsequent to year end, during the period from January 1, 2014 to February 26, 2014, the Company made additional investments, which included six seniors housing communities for an aggregate purchase price of $129.5 million. As of February 26, 2014, the Company's aggregate portfolio consists of 120 properties with a base purchase price of $1.8 billion.

•
On February 25, 2014, the Company’s advisor entered into an employment agreement with Edward F. Lange Jr. whereby Mr. Lange will serve as chief financial officer and chief operating officer of the advisor. Subject to the approval of the Company’s board of directors, the Company anticipates that Mr. Lange will replace Mr. Radesca as the Company’s chief financial officer, as well as serve as the Company’s chief operating officer, at the end of the first quarter 2014 or the beginning of the second quarter 2014, after an appropriate transition period has lapsed.

Portfolio Comparison

The following table reflects the growth in our portfolio for the periods indicated:

	February 26, 2014	December 31, 2013	December 31, 2012
Number of Properties	120	114	50

Property type:
Medical office and outpatient	65	65	32
Seniors housing	34	28	5
Hospitals, post-acute care and other	21	21	13
Total	120	114	50

Base purchase price (in thousands)	$1,772,118	$1,642,593	$672,593
Rentable Square Feet	6,223,535	5,830,271	2,229,277
Occupancy (1)	97.1%	97.1%	97.4%
Number of states	27	27	18
_________________
(1) Excludes seniors housing communities.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2013	2012
ASSETS
Total real estate investments, net	$1,576,603	$656,327
Cash and cash equivalents	103,447	13,869
Restricted cash	1,381	127
Investment securities, at fair value	14,670	—
Receivable for sale of common stock	—	6,943
Prepaid expenses and other assets	17,431	5,826
Due from affiliate	—	190
Deferred costs, net	21,041	7,386
Total assets	$1,734,573	$690,668

LIABILITIES AND EQUITY
Mortgage notes payable	$259,348	$200,095
Mortgage premiums, net	2,769	2,903
Credit facility	—	26,000
Note payable	—	2,500
Below-market lease liabilities, net	5,543	1,692
Derivatives, at fair value	333	643
Accounts payable and accrued expenses	17,460	5,669
Deferred rent and other liabilities	2,949	917
Distributions payable	10,427	2,962
Total liabilities	298,829	243,381
Common stock	1,805	556
Additional paid-in capital	1,591,941	476,157
Accumulated other comprehensive loss	(3,243)	(643)
Accumulated deficit	(158,378)	(32,832)
Total stockholders’ equity	1,432,125	443,238
Non-controlling interests	3,619	4,049
Total equity	1,435,744	447,287
Total liabilities and equity	$1,734,573	$690,668

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Rental income	$41,597	$11,930	$107,754	$30,379
Operating expense reimbursements	3,626	1,867	11,148	5,194
Resident services and fee income	3,368	165	6,451	165
Total revenues	48,591	13,962	125,353	35,738
Operating expenses:
Property operating and maintenance	20,089	3,068	46,665	6,564
Operating fees to affiliate	—	—	—	987
Acquisition and transaction related	5,748	4,153	13,606	9,433
General and administrative	1,686	215	4,613	905
Depreciation and amortization	25,908	7,148	67,456	19,320
Total operating expenses	53,431	14,584	132,340	37,209
Operating loss	(4,840)	(622)	(6,987)	(1,471)
Other income (expenses):
Interest expense	(5,089)	(3,064)	(15,843)	(9,184)
Other income	41	2	89	18
Income from investment securities	308	—	869	—
Loss on sale of investment securities	(300)	—	(300)	—
Total other expense	(5,040)	(3,062)	(15,185)	(9,166)
Net loss	(9,880)	(3,684)	(22,172)	(10,637)
Net income (loss) attributable to non-controlling interests	(12)	(10)	(58)	2
Net loss attributable to stockholders	$(9,892)	$(3,694)	$(22,230)	$(10,635)
Basic and diluted weighted average shares outstanding	179,929,602	43,990,171	151,683,551	25,008,063
Basic and diluted net loss per share attributable to stockholders	$(0.05)	$(0.08)	$(0.15)	$(0.43)

American Realty Capital Healthcare Trust, Inc.
Non-GAAP Measures – Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the real estate investment trust ("REIT") industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principles generally accepted in the United States ("U.S. GAAP").
We define FFO, a non-U.S. GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with U.S. GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of U.S. GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in U.S. GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-U.S. GAAP FFO and AFFO measures and the adjustments to U.S. GAAP in calculating FFO and AFFO.
We consider FFO and AFFO useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.
Changes in the accounting and reporting promulgations under U.S. GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to U.S. GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under U.S. GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. While certain companies may experience significant acquisition activity, other companies may not have significant acquisition activity and management believes that excluding costs such as merger and transaction costs and acquisition related costs from property operating results provides useful information to investors and provides information that improves the comparability of operating results with other companies who do not have significant merger or acquisition activities. AFFO is not equivalent to our net income or loss as determined under U.S. GAAP, and AFFO may not be a useful measure of the impact of long-term operating performance if we continue to have such activities in the future.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. We exclude distributions related to Class B units and certain interest expenses related to securities that are convertible to common stock as the shares are assumed to have converted to common stock in our calculation of weighted average common shares-fully diluted. In addition, by excluding non-cash income and expense items such as amortization of above and below market leases, amortization of deferred financing costs, straight-line rent and non-cash equity compensation from AFFO we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as involved activities which are excluded from our calculation. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
In calculating AFFO, we exclude expenses, which under U.S. GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger and acquisition fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. Therefore, AFFO may not be an accurate indicator of our operating performance, especially during periods in which mergers are being consummated or properties are being acquired or certain other expense are being incurred. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under U.S. GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.
As a result, we believe that the use of FFO and AFFO, together with the required U.S. GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
FFO and AFFO are non-U.S. GAAP financial measures and do not represent net income as defined by U.S. GAAP. FFO and AFFO do not represent cash flows from operations as defined by U.S. GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

The below table reflects the items deducted or added to net loss in our calculation of FFO and AFFO for the periods presented. Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2013	2012	2013	2012
Net loss attributable to stockholders (in accordance with U.S. GAAP)	$(9,892)	$(3,694)	$(22,230)	$(10,635)
Depreciation and amortization attributable to stockholders	25,786	7,026	66,975	18,849
FFO	15,894	3,332	44,745	8,214
Acquisition fees and expenses	5,748	4,153	13,606	9,392
Amortization of above or accretion of below market leases and liabilities, net	98	70	444	306
Straight-line rent	(1,820)	(926)	(5,270)	(2,788)
Amortization of mortgage premium	(233)	(183)	(826)	(316)
Amortization of deferred financing costs	1,520	538	3,982	1,267
Non-cash equity compensation expense	68	9	100	27
Loss of sale of investments	300	—	300	—
Distributions on Class B units	103	—	220	—
AFFO	$21,678	$6,993	$57,301	$16,102

About ARCHT
ARCHT is a publicly registered, non-traded REIT that qualified as a REIT for tax purposes beginning in the taxable year ended December 31, 2011.
Forward Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCHT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCHT’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCHT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Anthony J. DeFazio DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Nicholas A Radesca, CFO American Realty Capital Healthcare Trust, Inc. nradesca@arlcap.com Ph: (212-415-6500)